As filed with the Securities and Exchange Commission on March 13, 2017

Registration No. 333-187685

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Trina Solar Limited

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

No. 2 Tian He Road

Electronics Park, New District

Changzhou, Jiangsu 213031

People’s Republic of China

(Address of Principal Executive Offices and Zip Code)

Trina Solar Limited Share Incentive Plan

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copies to:

David T. Zhang

Benjamin Su

Kirkland & Ellis

26th Floor, Gloucester Tower

The Landmark, 15 Queen’s Road Central

Hong Kong, China

(852) 3761-3318

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This post-effective amendment No. 1 (this “post-effective amendment”) relates to the registration statement on Form S-8 (File No. 333-187685) (the “Registration Statement”), which was filed with the Securities and Exchange Commission by Trina Solar Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), and became effective on April 2, 2013. Under the Registration Statement, a total of 150,000,000 ordinary shares, par value $0.00001 per share, were registered for issuance of shares granted or to be granted pursuant to an amendment to Trina Solar Limited Share Incentive Plan approved by the shareholders of the Company at the annual meeting of shareholders of the Company held on August 6, 2010 ( the “Plan”). This post-effective amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the Plan.

On March 13, 2017, pursuant to the agreement and plan of merger dated August 1, 2016, as amended on October 18, 2016 (the “merger agreement”), among the Company, Fortune Solar Holdings Limited (“Parent”) and Red Viburnum Company Limited (“Merger Sub”), Merger Sub was merged with and into the Company, with the Company being the surviving corporation resulting from the merger (the “merger”). Upon completion of the merger, the Company became a privately-held company.

As a result of the merger, the Company has terminated all the offerings of its securities pursuant to the Registration Statement. The Company hereby removes from registration, by means of this post-effective amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Changzhou, Jiangsu Province, People’s Republic of China, on March 13, 2017.

TRINA SOLAR LIMITED

By:	/s/ Jifan Gao
Name:	Jifan Gao
Title:	Sole Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jifan Gao	Sole Director and Chief Executive Officer	March 13, 2017
Name: Jifan Gao	(principal executive officer)

/s/ Merry Ying Xu	Interim Chief Financial Officer	March 13, 2017
Name: Merry Ying Xu	(principal financial and accounting officer)

/s/ *	Authorized U.S. Representative	March 13, 2017
Name: Donald J. Puglisi
Title: Managing Director, Puglisi & Associates

* By:	/s/ Jifan Gao
Name: Jifan Gao
Title: Attorney-in-Fact

[Signature Page to Form S-8]